Exhibit 99.1

news release

Encana to update five-year plan during Investor Day; company expects to deliver leading corporate returns, strong cash flow growth and substantial free cash flow

Calgary, Alberta (October 18, 2017) TSX, NYSE: ECA

At today’s Investor Day in New York City, Encana President & CEO Doug Suttles, along with members of the executive and management teams, will outline the company’s relentless focus on creating value and its updated five-year plan.

“Successful execution of our strategy and strong performance through 2017 has set the stage for the next five years,” said Suttles. “We have created a highly resilient business that is unique in our industry. Our updated five-year plan is better on every measure. We are on track to deliver leading corporate returns, strong cash flow growth and substantial free cash flow, without any improvement in commodity prices.”

Encana’s track record and continuous focus on innovation and discipline enables it to create value and manage risk. Through its five-year plan, the company expects its return on capital employed will climb to between 10 to 15 percent. In addition, Encana expects to deliver approximately 25 percent compound annual growth in non-GAAP cash flow and around $1.5 billion of cumulative non-GAAP free cash flow.

Starting at 8 a.m. ET (6 a.m. MT), the webcast of Encana’s 2017 Investor Day is available at:

https://livestream.com/ICENYSE2/EncanaInvestorDay2017

Presentation slides for today’s event are available for download at:

http://www.encana.com/investors/presentations-events/

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY REGARDING NON-GAAP MEASURES – Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP.

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Non-GAAP Cash Flow is a non-GAAP measure defined as cash from operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Free Cash Flow is defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures.

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Return on Capital Employed (ROCE) is a non-GAAP measure defined as Adjusted Operating Earnings divided by Capital Employed. Adjusted Operating Earnings is defined as non-GAAP Operating Earnings (Loss) plus after-tax interest expense. Capital Employed is defined as average net debt plus average shareholders’ equity. Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

Encana Corporation

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation. FLS include: expectation of meeting or exceeding targets in Encana’s corporate guidance and five-year plan; expected corporate returns, return on capital employed, cash flow growth and free cash flow at certain commodity prices; focus on innovation and discipline to create value and manage risk; and performance relative to peers.

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices; assumptions contained in Encana’s corporate guidance and five-year plan; results from innovations; access to transportation and processing facilities; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends.

Risks and uncertainties that may affect these business outcomes include: commodity price volatility; ability to generate cash flow; unexpected technical difficulties; ability to secure adequate transportation and potential curtailments; risks inherent in Encana’s corporate guidance and five-year plan; access to sources of liquidity; failure to achieve cost and efficiency initiatives; imprecision of reserves estimates and recoverable quantities, including future net revenue estimates; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. The FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Brendan McCracken Vice-President, Investor Relations (403) 645-2978 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747

SOURCE: Encana Corporation

Encana Corporation

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